[Ballard Spahr Andrews & Ingersoll LLP Letterhead]

November 23, 1998


           We have served as Maryland counsel to Mission West Properties, Inc., a Maryland corporation (the "Company"), in connection with certain matters of Maryland law arising out of the merger of Mission West Properties, a California corporation and the sole stockholder of the Company with and into the Company (the "Reincorporation Merger"), the conversion of shares of the Common Stock of Mission West California into shares of the Company's common stock $.001 par value (the "New Common Stock") and the registration of the New Common Stock under the Securities Act of 1933, as amended (the "1933 Act"), all as described in the above-referenced Registration Statement under the 1933 Act. Capitalized terms used but not defined herein shall have the meanings given to them in the Registration Statement.

           In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the "Documents"):

           1. The Registration Statement, including the related form of prospectus included therein, in the form in which it was transmitted by the Company to the Securities and Exchange Commission (the "Commission") under the 1933 Act;

           2. The Articles of Incorporation of the company, certified as of a recent date by the State Department of Assessments and Taxation of Maryland ("SDAT");

           3. Proposed Articles of Amendment and Restatement of the Company, in the form attached to the Registration Statement as Exhibit 3.2.1 (the "Articles of Amendment and Restatement");

           4. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

           5. Resolutions adopted by the Board of Directors of the Company relating to the approval of the Articles of Amendment and Restatement, the authorization of the Reincorporation Merger and the issuance and registration of the New Common Stock (the "Board of Resolutions") and resolutions adopted by the stockholders of the Company relating to the approval of the Articles of Amendment and Restatement and the approval of the Reincorporation Merger (the "Stockholders Resolutions", and, together with the Board Resolutions, the "Resolutions"), certified as of the date hereof by an officer of the Company;

           6. The form of certificate representing a share of the New Common Stock;

           7. A certificate of the SDAT, as of a recent date, as to the good standing of the Company;

           8. A certificate executed by an officer of the Company, dated the date hereof;

           9. The Merger Agreement and Plan of Merger, certified as of the date hereof by an officer of the Company; and

           10. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

           In expressing the opinion set forth below, we have assumed, and so far as is known to us there are no facts inconsistent with, the following:

           1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

           2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

           3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party's obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

           4. Any Documents submitted to us as originals are authentic. The form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. Any Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

           5. Articles of Amendment and Restatement authorizing the Company to issue up to 200,000,000 shares of common stock and otherwise in substantially the form attached to the Registration Statement as Exhibit 3.2.1 will be filed with and accepted for record by the SDAT prior to the issuance of the New Common Stock.

           The phrase "known to us" is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

           Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

           1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

           2. The New Common Stock is duly authorized and, when and if issued and delivered against payment therefor in accordance with the Resolutions and the Merger Agreement and Plan of Merger, will be validly issued, fully paid and nonassessable.

           The foregoing opinion is limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

           We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

           This opinion is being furnished to you for submission to the Commission as an exhibit to the registration Statement and, accordingly, may not be relied upon by, quoted in any manner to, or delivered to any other person or entity (other than Graham & James LLP, counsel to the Company) without, in each instance, our prior written consent.

           We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very Truly Yours,

/s/ Ballard Spahr Andrews & Ingersoll LLP

Ballard Spahr Andrews & Ingersoll LLp